Exhibit 99.1

STEEL PARTNERS HOLDINGS ENTERS INTO AGREEMENT FOR SALE OF SUBSIDIARY TO ADVANCED ENERGY INDUSTRIES

NEW YORK—April 4, 2022—Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced that it has entered into an agreement to sell its subsidiary, SL Power Electronics Corporation, to Advanced Energy Industries, Inc. (Nasdaq: AEIS). SL Power Electronics Corporation designs, manufactures, and markets power conversion solutions for original equipment manufacturers in the medical, lighting, audio-visual, controls, and industrial sectors. The total consideration for the sale is approximately $144.5 million, subject to purchase price adjustments customary for this type of transaction.

The transaction is expected to close in the second quarter of 2022, subject to customary closing conditions.

“This transaction will further strengthen our balance sheet, improve our already strong leverage metrics, and also provide additional flexibility to execute on our long-term strategy and drive profitable growth,” said Executive Chairman Warren Lichtenstein. “We have been involved with SL Power since 1991, and we sincerely appreciate the dedication and hard work of the SL Power employees and management. Advanced Energy is a natural, strategic acquirer for SL Power and will enable SL Power to achieve its full potential.”

White & Case LLP served as legal counsel to Steel Partners Holdings.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

Forward-looking statements

Certain information in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated. Such forward-looking statements are not guarantees of future performance, and are subject to various factors that could cause actual results to differ materially, including, without limitation: the satisfaction of the closing conditions to the Transaction and the representations, warranties and covenants of the Parties contained in the Purchase Agreement; the ability of the Parties to negotiate a transition services agreement at the closing of the Transaction; and other factors discussed in the “Risk Factors” section of the Company's filings with the SEC, including the Company’s Annual Report Form 10-K for the year ended December 31, 2021. Any forward-looking statement made in this press release speaks only as of the date hereof, and undue reliance should not be placed on such forward-looking statements. Except as otherwise required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to provide updates on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.